Exhibit 99.1

Pattern Energy Reports Second Quarter 2019 Financial Results
- Declares dividend of $0.4220 per Class A common share for third quarter 2019 -

SAN FRANCISCO, California, August 6, 2019 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2019 second quarter.

Highlights

•	Proportional gigawatt hours (“GWh”) sold of 2,114 GWh

•	Net loss of $30 million

•	Cash available for distribution (“CAFD”) of $53 million, and on track to meet full year guidance(1)

•	Adjusted EBITDA of $102 million

•	Revenue of $140 million

•	Declared a third quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•
Acquired 57 megawatts (“MW”) of owned interest in two facilities, Belle River and North Kent, both located in Ontario, for a total purchase price of $44 million, representing a 10x multiple of the five-year average CAFD(1) of the two projects, with a weighted average PPA life remaining of more than 17 years

•	Expanded liquidity by securing a $250 million three-year bank loan to fund the acquisitions, repayment of the revolving credit facility and general corporate purposes
“The portfolio and the business continue to perform well. Net loss was $30 million, primarily driven by accelerated depreciation at Gulf Wind. We generated strong CAFD of $53 million, which is in line with our expectation and on target to achieve our 10% CAFD CAGR by 2020. We saw strong average power prices and lower than expected financing charges which offset wind levels below the LTA for the period,” said Mike Garland, CEO of Pattern Energy. “The two acquisitions put us on track to achieve our 2019 and 2020 growth targets. At the same time, we expanded our access to capital to fund this growth and our other existing project commitments without issuing new common equity. These acquisitions, together with our existing interest in the anticipated distributions from Pattern Development which we expect to start in 2020, place us in a great position to continue to grow our CAFD per share and drive down our payout ratio.”
(1) The forward looking measures of 2019 full year cash available for distribution (CAFD) and CAFD multiple are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD.  A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Metrics, of Pattern Energy's 2019 Quarterly Report on Form 10-Q for the period ended June 30, 2019.
Financial and Operating Results
Pattern Energy sold 2,113,864 megawatt hours (“MWh”) of electricity on a proportional basis in the second quarter of 2019, compared to 2,262,811 MWh sold in the same period last year. Pattern Energy sold 4,229,375 MWh of electricity on a proportional basis in the six months ended June 30, 2019 (“YTD 2019”), compared to 4,398,526 MWh for the same period in 2018. The 7% decrease in the quarterly period was primarily due to volume decreases as a result of divestitures in 2018 and unfavorable wind conditions partially offset by volume increases due to acquisitions in 2018 and less curtailment.
Net loss was $30 million in the second quarter of 2019, compared to a net loss of $2 million for the same period last year. Net loss for the YTD 2019 was $76 million compared to $15 million for the same period in 2018, an increase of $61 million. The $28 million increase in net loss in the quarterly period was primarily attributable to a $20 million increase in net loss at Pattern Energy's operating business segment, a $2 million increase in Pattern Energy's share of net loss at its development investment segment, and at the corporate level, a $10 million decrease in derivative gains recognized in 2018 due to foreign currency exchange rates and the termination of interest rate swaps, partially offset by increased general and administrative costs.

Adjusted EBITDA decreased 6% to $102 million for the second quarter of 2019, compared to $108 million for the same period last year. Adjusted EBITDA for the YTD 2019 was $200 million compared to $213 million for the same period last year. The $6 million decrease in the quarterly period was primarily due to a $11 million decrease due to divestitures, a $3 million decrease in projects fully operational in both periods, partially offset by a $5 million increase due to new projects acquired and a $3 million increase in earnings at our development investment segment.
Cash available for distribution was $53 million for the second quarter of 2019, a decrease of 10% compared to $59 million for the same period last year. Cash available for distribution in the YTD 2019 was $105 million compared to $102 million in the same period in 2018. The $6 million decrease in the quarterly period was primarily due to a $4 million reduction as a result of divestitures, a $2 million reduction from projects fully operational in both periods, partially offset by $1 million contributed from new projects acquired.
2019 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution(1) for 2019 within a range of $160 million to $190 million. For the full year 2020, Pattern Energy expects annual cash available for distribution(1) in a range of $185 million to $225 million.
(1) The forward looking measures of 2019 and 2020 full year cash available for distribution (CAFD) are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Metrics, of Pattern Energy's 2019 Quarterly Report on Form 10-Q for the period ended June 30, 2019.
Quarterly Dividend
Pattern Energy declared a dividend for the third quarter 2019, payable on October 31, 2019, to holders of record on September 27, 2019 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the third quarter 2019 dividend is unchanged from the second quarter 2019 dividend.
New Acquisitions
Pattern Energy acquired two wind projects, the North Kent Wind and Belle River Wind, from Pattern Energy Group LP for total cash considerations of $44 million.

•
Pattern Energy acquired a 35% owned interest in the 100 MW North Kent Wind facility for approximately $26(1) million. North Kent Wind, located in the Municipality of Chatham-Kent in Ontario, began commercial operation in February 2018. The facility utilizes 34 Siemens Gamesa 3.2 MW turbines and has more than 17 years of remaining PPA contract term with Independent Electricity System Operator (“IESO”) for 100% of its production. The project has a long-term non-recourse project debt facility of $169(1) million, of which Pattern Energy’s share is 35%.

•
Pattern Energy acquired a 22% owned interest in the 100 MW Belle River Wind facility for approximately $18(1) million. Belle River Wind, located in the Town of Lakeshore, Ontario, began operation in September 2017. The facility utilizes 40 Siemens Gamesa 3.2 MW turbines and has more than 17 years of remaining PPA contract term with IESO for 100% of its production. The project has a long-term non-recourse project debt facility of $172 million(1), of which Pattern Energy’s share is 22%.

(1) Based on a CAD to USD exchange rate of $0.7573.
New Financing Arrangement
In July 2019, Pattern Energy entered into a $250 million bank loan with a three-year maturity. The non-amortizing bank loan will bear interest at LIBOR plus an applicable margin ranging from 117.5 to 142.5 basis points. Pattern Energy intends to use the bank loan to fund the acquisition of projects, repayments to the revolving credit facility and other general corporate purposes.

Acquisition Pipeline
Pattern Development (formerly referred to as Pattern Energy Group 2 LP or Pattern Development 2.0) and Pattern Energy Group LP (formerly referred to as Pattern Development 1.0) have a pipeline of development projects totaling more than 10 gigawatts (“GW”). Pattern Energy has a right of first offer (“ROFO”) on the pipeline of acquisition opportunities from these two companies. The identified ROFO list stands at 1.1 GW of total capacity and represents a portion of the pipeline of development projects, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, more than 1.6 GW from Pattern Energy Group LP and Pattern Development and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.

						Capacity (MW)
Identified ROFO Projects(1)	Status	Location	Construction Start (2)	Commercial Operations (3)	Contract Type	Rated (4)	Pattern Development Companies Owned (5)
Pattern Energy Group LP
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development
Grady	In construction	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2020	2022	PPA	100	55
Ishikari	Late stage development	Japan	2020	2022	PPA	112	112
Corona Wind Project(s)	Late stage development	New Mexico	2020	2021	PPA	400	340
						1,132	845

(1)	As a result of the recent developments disclosed above, each of North Kent and Belle River are no longer included on the list of Identified ROFO Projects.

(2)	Represents year of actual or anticipated commencement of construction.

(3)	Represents year of actual or anticipated commencement of commercial operations.

(4)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(5)
Pattern Development Companies-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Energy Group LP's or Pattern Development's percentage ownership interest in the distributable cash flow of the project.

Pattern Energy Group Inc. Consolidated Statements of Operations (In millions of U.S. dollars, except share data) (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue:
Electricity sales	$135	$136	$258	$238
Other revenue	5	4	17	14
Total revenue	140	140	275	252
Cost of revenue:
Project expense	40	34	80	69
Transmission costs	6	8	12	15
Depreciation, amortization and accretion	77	55	160	110
Total cost of revenue	123	97	252	194
Gross profit	17	43	23	58
Operating expenses:
General and administrative	11	9	22	20
Related party general and administrative	4	4	8	8
Impairment expense	—	4	—	4
Total operating expenses	15	17	30	32
Operating income (loss)	2	26	(7)	26
Other income (expense):
Interest expense	(25)	(28)	(51)	(53)
Gain (loss) on derivatives	(1)	9	—	14
Earnings (loss) in unconsolidated investments, net	—	(1)	(6)	17
Net loss on transactions	(2)	(2)	(2)	(3)
Other expense, net	—	(2)	(2)	(5)
Total other expense	(28)	(24)	(61)	(30)
Net income (loss) before income tax	(26)	2	(68)	(4)
Income tax provision	4	4	8	11
Net loss	(30)	(2)	(76)	(15)
Net loss attributable to noncontrolling interest	(23)	(35)	(39)	(184)
Net income (loss) attributable to Pattern Energy	$(7)	$33	$(37)	$169

Weighted-average number of common shares outstanding
Basic	97,609,107	97,459,472	97,588,880	97,444,016
Diluted	97,609,107	97,496,217	97,588,880	105,662,687
Net income (loss) per share attributable to Pattern Energy
Basic	$(0.07)	$0.34	$(0.38)	$1.73
Diluted	$(0.07)	$0.34	$(0.38)	$1.67

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations
The following tables present a reconciliation of Adjusted EBITDA and cash available for distribution to net loss, the most directly comparable GAAP financial measure, for the periods indicated (unaudited and in millions):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net loss	$(30)	$(2)	$(76)	$(15)
Plus:
Interest expense, net of interest income	25	27	50	52
Income tax provision	4	4	8	11
Depreciation, amortization and accretion	82	63	171	125
EBITDA	$81	$92	$153	$173
Unrealized (gain) loss on derivatives	6	(5)	10	—
Impairment expense	—	4	—	4
Adjustments for unconsolidated investments(1)	(2)	—	(2)	—
Other	—	(1)	2	2
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	6	10	12	19
Depreciation, amortization and accretion	7	9	13	18
(Gain) loss on derivatives	4	(1)	12	(3)
Adjusted EBITDA	$102	$108	$200	$213
Plus:
Distributions from unconsolidated investments	12	18	26	37
Network upgrade reimbursement	—	—	1	1
Release of restricted cash	6	—	6	3
Stock-based compensation	1	1	2	2
Other	1	3	2	4
Less:
Unconsolidated investment earnings and proportionate shares from EBITDA	(17)	(19)	(32)	(56)
Interest expense, less non-cash items and interest income	(23)	(25)	(46)	(49)
Income taxes	(1)	—	(3)	(3)
Distributions to noncontrolling interests	(9)	(12)	(21)	(21)
Principal payments paid from operating cash flows	(19)	(15)	(30)	(29)
Cash available for distribution	$53	$59	$105	$102

Weighted-average number of common shares outstanding
Basic	97,609,107	97,459,472	97,588,880	97,444,016

Cash available for distribution per share
Basic	$0.54	$0.61	$1.08	$1.05

(1)	Amount consists of gains on distributions from unconsolidated investments and suspended equity earnings of $5 million and $3 million for the three months ended June 30, 2019, respectively.

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data) (Unaudited)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$124	$101
Restricted cash	—	4
Counterparty collateral	1	6
Trade receivables	68	50
Derivative assets, current	3	14
Prepaid expenses	13	18
Deferred financing costs, current, net of accumulated amortization of $4 and $3 as of June 30, 2019 and December 31, 2018, respectively	2	2
Other current assets	29	16
Total current assets	240	211
Restricted cash	12	18
Major construction advances	40	84
Construction in progress	415	259
Property, plant and equipment, net	4,002	4,119
Unconsolidated investments	246	270
Derivative assets	6	9
Deferred financing costs	8	8
Net deferred tax assets	11	5
Intangible assets, net	215	219
Goodwill	60	58
Other assets	116	34
Total assets	$5,371	$5,294

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data) (Unaudited)
	June 30,	December 31,
	2019	2018
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$54	$67
Accrued construction costs	63	27
Counterparty collateral liability	1	6
Accrued interest	14	14
Dividends payable	42	42
Derivative liabilities, current	5	2
Revolving credit facility, current	269	198
Current portion of long-term debt, net	61	56
Asset retirement obligation, current	24	24
Contingent liabilities, current	118	31
Other current liabilities	21	11
Total current liabilities	672	478
Revolving credit facility	25	25
Long-term debt, net	2,084	2,004
Derivative liabilities	71	31
Net deferred tax liabilities	123	117
Intangible liabilities, net	46	56
Contingent liabilities	37	142
Asset retirement obligations	206	185
Other long-term liabilities	130	71
Contract liability	27	26
Total liabilities	3,421	3,135
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,240,715 and 98,051,629 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	1,050	1,130
Accumulated loss	(64)	(27)
Accumulated other comprehensive loss	(87)	(52)
Treasury stock, at cost; 249,481 and 223,040 shares of Class A common stock as of June 30, 2019 and December 31, 2018, respectively	(5)	(5)
Total equity before noncontrolling interest	895	1,047
Noncontrolling interest	1,055	1,112
Total equity	1,950	2,159
Total liabilities and equity	$5,371	$5,294

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2019	2018
Operating activities
Net loss	$(76)	$(15)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	174	125
Impairment expense	—	4
Loss (gain) on derivatives	10	(2)
Stock-based compensation	2	2
Deferred taxes	5	11
(Earnings) losses in unconsolidated investments, net	6	(17)
Distributions from unconsolidated investments	14	33
Changes in operating assets and liabilities:
Counterparty collateral asset	5	24
Trade receivables	(18)	(10)
Other current assets	(9)	7
Other assets (non-current)	(18)	(2)
Accounts payable and other accrued liabilities	(12)	(12)
Counterparty collateral liability	(5)	(24)
Other current liabilities	(5)	(7)
Contingent liabilities	(1)	(1)
Other long-term liabilities	3	8
Net cash provided by operating activities	75	124
Investing activities
Cash paid for acquisitions and investments, net of cash and restricted cash acquired	(7)	(215)
Capital expenditures	(63)	(86)
Distributions from unconsolidated investments	12	4
Net cash used in investing activities	(58)	(297)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2019	2018
Financing activities
Dividends paid	(83)	(82)
Capital contributions - noncontrolling interest	5	—
Capital distributions - noncontrolling interest	(21)	(21)
Payment for financing fees	—	(7)
Proceeds from short-term debt	144	333
Repayment of short-term debt	(76)	(133)
Proceeds from long-term debt and other	77	127
Repayment of long-term debt and other	(26)	(35)
Cash paid for contingent consideration	(21)	—
Payment for termination of designated derivatives	(3)	—
Other financing activities	(1)	—
Net cash (used in) provided by financing activities	(5)	182
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(2)
Net increase in cash, cash equivalents and restricted cash including cash classified within current assets and liabilities held for sale	13	7
Add: Net decrease in cash classified within current assets and liabilities held for sale	—	(14)
Net change in cash, cash equivalents and restricted cash	13	(7)
Cash, cash equivalents and restricted cash at beginning of period	123	138
Cash, cash equivalents and restricted cash at end of period	$136	$131
Supplemental disclosures
Cash payments for income taxes	$14	$—
Cash payments for interest expense	$45	$49
Schedule of non-cash activities
Change in property, plant and equipment	$71	$117
Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Tuesday, August 6, 2019. Mike Garland, CEO, and Esben Pedersen, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 5792956. The replay recording will be available until 11:59 p.m. Eastern Time, August 27, 2019.
A live webcast of the conference call with a presentation that accompanies the call will be also available on the events page in the invest section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 26 renewable energy projects with an operating capacity of approximately 4 GW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2019 and 2020 full year CAFD guidance targets, the ability to achieve the five year average CAFD multiple for the Belle River and North Kent projects, the ability to achieve 2019 and 2020 growth targets, the ability to grow CAFD per share and drive down the payout ratio, the timing of receipt of distributions from Pattern Development 2.0, and the ability to fund the acquisition of identified ROFO projects. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com